Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180597, 333-191702 and 333-199754 on Form S-3 and Registration Statement Nos. 333-132175 and 333-179101 on Form S-8 of our reports dated December 21, 2020, relating to the consolidated financial statements and financial statement schedule of Calavo Growers, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended October 31, 2020.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 21, 2020